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                                                                  EXHIBIT 11.1

                      LATTICE SEMICONDUCTOR CORPORATION

                     COMPUTATION OF NET INCOME PER SHARE
                    (In Thousands, Except Per Share Data)
                                 (unaudited)

                                           Three Months Ended          Six Months Ended
                                         ----------------------     ----------------------
                                         Sept. 28,    Sept. 30,     Sept. 28,    Sept. 30,
                                           1996         1995          1996         1995
                                         ---------    ---------     ---------    ---------
Net income                               $  10,460     $  9,778     $  20,908    $  18,624
                                         ---------    ---------     ---------    ---------
                                         ---------    ---------     ---------    ---------

Weighted average common stock and
  common stock equivalents:

            Common stock                    22,319       19,412        22,253       19,226
            Options and warrants               311          707           389          891
                                         ---------    ---------     ---------    ---------
                                            22,630       20,119        22,642       20,117
                                         ---------    ---------     ---------    ---------
                                         ---------    ---------     ---------    ---------
Net income per share                       $  0.46      $  0.49       $  0.92      $  0.93
                                         ---------    ---------     ---------    ---------
                                         ---------    ---------     ---------    ---------
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